Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is between Dimension Therapeutics, Inc. (the “Company”) and Mary Thistle (the “Executive”) and is made effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”).  Except with respect to the Restrictive Covenants Agreement and the Equity Documents (each as defined below), this Agreement supersedes, amends and restates in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation any offer letter, employment agreement or severance agreement.

1.Employment Term. The Company and the Executive desire to continue their employment relationship, pursuant to this Agreement commencing as of the Effective Date and continuing in effect until terminated by either party in accordance with this Agreement (the “Term”). The Executive’s employment with the Company will continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. If the Executive’s employment with the Company is terminated for any reason during the Term, the Company shall pay or provide to the Executive (or to her authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”).

2.Duties. The Executive will have such powers and duties as may from time to time be prescribed by the Company’s Chief Executive Officer or another designated Company executive. The Executive shall devote her full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of her duties to the Company.

3.Compensation and Related Matters.

(a)Base Salary.  The Executive’s initial annual base salary is $330,000, which is subject to review and redetermination by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).  The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Bonus.  During the Term, the Executive will be eligible to be considered for annual cash bonus as determined by the Board or the Compensation Committee. The Executive’s initial annual target bonus is 40% of the Base Salary, which subject to review and redetermination by the Board or the Compensation Committee.  The annual target bonus in effect at any given time is referred to herein as the “Target Bonus.”  The actual bonus be subject to

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terms and conditions of any applicable bonus plan as may be adopted from time to time.  The Executive’s bonus, if any, will be paid by March 15 of the year following the applicable bonus year.  To earn a bonus, the Executive must be employed by the Company on the day such bonus is paid.

(c)Employee Benefits.  During the Term, the Executive will be entitled to continue to participate in the Company’s employee benefit plans, subject to the terms and the conditions of such plans and to the Company’s ability to amend and modify such plans.

(d)Equity.  The equity awards held by the Executive shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s), the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 5 of this Agreement shall apply in the event of a Terminating Event within the Change in Control Period (as defined below) and Section 6 of this Agreement shall apply in the event of a Terminating Event outside of the Change in Control Period.

(e)Reimbursement of Business Expenses.  The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business.  Expense reimbursement shall be subject to such policies the Company may adopt from time to time, included with respect to pre-approval.

4.Certain Definitions.

(a)Change in Control.  “Change in Control” means (i) the closing of the sale, lease, transfer, exclusive license or other disposition in a single transaction or series of related transactions of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity) or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity); provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction.  Notwithstanding the foregoing, the sale of shares of preferred stock of the Company in a financing transaction shall not be deemed a “Change in Control.”

(b)Change in Control Period. “Change in Control Period” means the period beginning on the date of a Change in Control and ending on the one-year anniversary of the Change in Control.

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(c)Terminating Event. A “Terminating Event” means termination of the Executive’s employment by the Company under the circumstances forth in Section 4(c)(i) or Section 4(c)(ii) below.

(i)Termination by the Company Other Than For Cause.  Termination by the Company of the Executive’s employment for any reason other than for Cause, death or Disability.  For purposes of this Agreement, “Cause” means the Executive’s:

(A)unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(B)material breach of any agreement between the Executive and the Company;

(C)material failure to comply with the Company’s written policies or rules;

(D)gross negligence or willful misconduct in connection with the Executive’s duties to the Company;

(E)continuing failure to perform assigned duties after receiving written notification of the failure from the Company and, if curable, a period of 30 days to cure such failure; or

(F)failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Executive’s cooperation.

(ii)The Executive’s Resignation for Good Reason within the Change in Control Period. The Executive’s resignation of her employment with the Company for Good Reason within the Change in Control Period.  For purposes of this Agreement, “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(A)a material diminution in the Executive’s Base Salary;

(B)the Company requiring the Executive to relocate (other than for travel incident to the Executive’s performance of her duties on behalf of the Company) a distance of more than 50 miles from the Executive’s current principal place of business; or

(C)any material diminution in the Executive’s position, responsibilities, authority or duties.

“Good Reason Process” means that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a

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period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 4(c)  as a result of:  (i) the ending of the Executive’s employment due to the Executive’s death or Disability, (ii) the Executive’s resignation for any reason, other than for Good Reason within a Change in Control Period, (iii) the Company’s termination of the employment relationship for Cause; or (iv) solely as a result of the Executive being or becoming an employee of any direct or indirect successor to the business or assets of the Company rather than continuing as an employee of the Company following a Change in Control.  For purposes hereof, the Executive will be considered “Disabled” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from her duties to the Company on a full‑time basis for 120 calendar days in the aggregate in any 12-month period, excluding absences resulting from ordinary transitory illnesses or injury.

5.Severance and Accelerated Vesting if a Terminating Event Occurs within the Change in Control Period.  In the event a Terminating Event occurs within the Change in Control Period, subject to the Executive signing and complying with a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement and reaffirmation of the Restrictive Covenants Agreement (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a)the Company shall pay to the Executive an amount equal to the sum of (i) 12 months the Executive’s Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (ii) an amount equal to the Executive’s Target Bonus multiplied by a fraction, the numerator of which is the number of days the Executive was employed during the calendar year during which the Date of Termination occurs and the denominator of which is 365;

(b)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a lump sum cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company for 12 months after the Date of Termination, based on the premiums as of the Date of Termination; and

(c) 100% of all time-based equity awards held by the Executive shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination.

The amounts payable under Section 5(a) and (b), as applicable, shall be paid out in a lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins

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in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of the 60-day period.

6.Severance if a Terminating Event Occurs Outside the Change in Control Period.  In the event a Terminating Event occurs at any time other than during the Change in Control Period, subject to the Executive signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, the following shall occur:

(a)the Company shall pay to the Executive an amount equal to the sum of nine months of the Executive’s annual Base Salary in effect immediately prior to the Terminating Event;

(b)if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for nine months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company, based on the premiums as of the Date of Termination; and

(c)all time-based equity awards held by the Executive on the Effective Date that would have vested in the six-month period following the Date of Termination had the Executive remained employed by the Company during such period shall immediately accelerate and become exercisable or nonforfeitable as of the Date of Termination.

The amounts payable under Section 6(a) and (b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

7.Restrictive Covenants Agreement.  The terms of the Proprietary Information and Inventions Agreement, dated February 2, 2015 (the “Restrictive Covenants Agreement”) between the Company and the Executive, attached hereto as Exhibit A, continue to be in full force and effect and are incorporated by reference in this Agreement.  The Executive hereby reaffirms the terms of the Restrictive Covenants Agreement as material terms of this Agreement.

(a)Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations

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the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b)Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.  The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b).  For the avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.

(c)Relief.  The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.  In addition, in the event the Executive breaches the Restrictive Covenants Agreement during a period when he is receiving severance payments pursuant to Section 5 or 6, the Company shall have the right to suspend or terminate such severance payments.  Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of her duties under this Agreement.

8.Additional Limitation.

(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less

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than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 8(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 8(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

9.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous

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as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.Notice and Date of Termination.

(a)Notice of Termination.  The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason.  During the Term, any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 11.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by her death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Company for Cause or without Cause, the date on which Notice of Termination is given; (iii) if the

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Executive’s employment is terminated by the Executive for any reason except for Good Reason within a Change in Control Period, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive with Good Reason within a Change in Control Period, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

12.No Mitigation.  The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 or Section 6 hereof.  Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer.

13.Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the state and federal courts in the Commonwealth of Massachusetts.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14.Integration.  This Agreement constitutes the entire agreement between the parties with respect to compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation any offer letter, employment agreement or severance agreement relating to the Executive’s employment relationship with the Company and/or the ending of that employment relationship.  Notwithstanding the foregoing, the Restrictive Covenants Agreement, the Equity Documents, and any other agreement relating to confidentiality, noncompetition, nonsolicitation or assignment of inventions shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such agreements remain in full force and effect.

15.Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to the Executive’s estate, if the Executive fails to make such designation).

16.Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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17.Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

19.Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.Effect on Other Plans and Agreements.  An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies.  Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 7 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise.  In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.  Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to Section 5 and Section 6 of this Agreement.

21.Governing Law.  This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles.

22.Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

23.Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

24.Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

DIMENSION THERAPEUTICS, INC.

By:	/s/ Annalisa Jenkins
Name:	Annalisa Jenkins
Title:	President & CEO

EXECUTIVE:

/s/ Mary Thistle
Mary Thistle

[Signature Page to the Employment Agreement]

EXHIBIT A

Proprietary Information and INVENTIONS Agreement

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